Independent Auditors' Consent



To the Shareholders and Board of Trustees
The Dreyfus/Laurel Funds Trust



We consent to the use of our report dated February 14, 1997 on the financial statements and financial highlights of The Dreyfus Premier Core Value Fund (formerly, The Dreyfus Core Value Fund) of The Dreyfus/Laurel Funds Trust included in the Annual Report which is incorporated by reference in the Statement of Additional Information and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statement of Additional Information for Dreyfus Premier Core Value Fund.


                                   KPMG Peat Marwick LLP



New York, New York
January 12, 1998